                                                                      EXHIBIT 20


                            INOTEK TECHNOLOGIES CORP.
                      REPORT FURNISHED TO SECURITY HOLDERS



TO OUR SHAREHOLDERS:


INOTEK Technologies Corp. reported a gain of $7,314 or $.02 per share on revenues of $4,779,322 for its third quarter ended February 29, 2000 compared with a loss of $196,272 or $(.05) on revenues of $4,735,875 for the third quarter of the previous year, while gross profit margin increased 6.3% to $1,421,627 from $1,336,990 for the same period last year. Sales increased during the third quarter of fiscal year 2000 as compared to the third quarter of fiscal year by only $43,447 due primarily to a soft market.

The company continued to experience a downturn in the petro-chemical market and the impact of project dollars being channeled into Y-2K fixes not related to our equipment. The increase in gross margin dollars is due to the increase in contribution of our calibration service business. The Y-2K issues should be over and the petro-chemical market has begun to show signs of a turnaround.


Thank you for your continued support.






Neal E. Young                                           Dennis W. Stone
Chairman                                                Chief Executive Officer

                                                                 April 15, 2000



                           INOTEK TECHNOLOGIES CORP.
                      STATEMENTS OF OPERATION (UNAUDITED)



                                                THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                       28-Feb                                28-Feb
                                               2000               1999               2000               1999
                                           -----------       ------------       ------------       ------------

NET SALES                                  $ 4,779,322       $  4,735,875       $ 14,265,490       $ 13,281,935
COST AND EXPENSES:

    COST OF SALES                            3,357,695          3,398,885         10,075,248          9,434,378
    SALES AND MARKETING                        879,265            948,981          2,674,249          1,839,560
    GENERAL AND ADMINISTRATIVE                 603,056            639,666          1,879,578          1,851,184
                                           -----------       ------------       ------------       ------------
    TOTAL COST AND EXPENSES                  4,840,016          4,987,532         14,629,075         13,125,122
                                           -----------       ------------       ------------       ------------
OPERATING INCOME (LOSS)                        (60,694)          (251,657)          (363,585)           156,813
INTEREST INCOME (EXPENSES)                      11,835             (4,297)            16,672            (11,763)
                                           -----------       ------------       ------------       ------------
EARNINGS  (LOSS) BEFORE INCOME TAXES           (48,859)          (255,954)          (346,913)           145,050
INCOME TAXES                                   (20,521)           (59,682)           (82,728)            54,938
                                           -----------       ------------       ------------       ------------
NET EARNINGS (LOSS)                       $    (28,338)      $   (196,272)      $   (264,185)      $     90,112
                                          ============       ============       ============       ============


NET EARNINGS (LOSS) PER SHARE             $      (0.01)      $      (0.01)      $      (0.06)      $      (0.02)
                                          ============       ============       ============       ============


                            INOTEK TECHNOLOGIES CORP.
                                 BALANCE SHEETS


                                                        February           MAY 31
                                                          2000              1999
                                                       ----------        ----------
                                                      (unaudited)

                                     ASSETS

CURRENT ASSETS:
    CASH AND CASH EQUIVALENTS                          $   758,572       $   173,668
    TRADE RECEIVABLES, (NET OF
       ALLOWANCE FOR DOUBTFUL
       ACCOUNTS OF $105,515 AND $73,221)                 2,356,932         2,181,222
    INVENTORIES                                          1,257,329         1,409,887
    DEFERRED TAX ASSET                                     114,206           103,232
    INCOME RECEIVABLE                                                        352,120
    PREPAID EXPENSES & OTHER ASSETS                        151,992            83,913
                                                       -----------       -----------
TOTAL CURRENT ASSETS                                     4,639,031         4,304,042

PROPERTY AND EQUIPMENT, NET                                680,052           755,400
GOODWILL, NET                                            1,942,273         1,991,709
OTHER ASSETS                                               108,610            59,008
                                                       -----------       -----------
TOTAL ASSETS                                           $ 7,369,967       $ 7,110,159
                                                       ===========       ===========


                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    ACCOUNTS PAYABLE                                   $ 1,496,190       $   927,953
    ACCRUED EXPENSES                                       246,712           343,863
    CURRENT PORTION OF NOTES
    INCOME TAX PAYABLE                                      20,645                --
                                                       -----------       -----------
TOTAL CURRENT LIABILITIES                                1,763,547         1,271,816

DEFERRED TAX  LIABILITY                                         --            37,626
SHAREHOLDERS' EQUITY:
    COMMON SHARES, $.01 PAR VALUE;
       AUTHORIZED SHARES - 10,000,000
       ISSUED SHARES - 4,604,088
       OUTSTANDING SHARES - 4,604,088                       46,041            43,541
ADDITIONAL PAID-IN CAPITAL                               3,367,047         3,299,546
RETAINED EARNINGS                                        2,232,711         2,497,010
                                                       -----------       -----------
TOTAL SHAREHOLDERS' EQUITY                               5,645,799         5,840,097
LESS:  COMMON TREASURY STOCK                               (39,380)          (39,380)
                                                       -----------       -----------
TOTAL SHAREHOLDERS' EQUITY                               5,606,419         5,800,717
                                                       -----------       -----------
     EQUITY                                            $ 7,369,967       $ 7,110,159
                                                       ===========       ===========